Exhibit 5.3
August 10, 2021
TransDigm Inc.
1301 East 9th Street, Suite 3000
Cleveland, Ohio 44114
Re:    Registration Statement on Form S-4 Filed by TransDigm Inc. Relating to the Exchange Offer (as defined below)
Ladies and Gentlemen:
We have acted as special Washington state counsel to TransDigm Inc., a Delaware corporation (“TransDigm”), and its subsidiaries AvtechTyee, Inc., a Washington corporation (“AvtechTyee”), formerly known as Avtech Corporation, and Bridport-Air Carrier, Inc., a Washington corporation (“Bridport,” and together with AvtechTyee, the “Subsidiaries”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of (a) up to $1,200,000,000 aggregate principal amount of registered 4.625% Senior Subordinated Notes due 2029 (the “4.625% 2029 Exchange Notes”) for an equal principal amount of unregistered 4.625% Senior Subordinated Notes due 2029 of TransDigm outstanding on the date hereof (the “4.625% 2029 Original Notes”) and (b) up to $750,000,000 aggregate principal amount of registered 4.875% Senior Subordinated Notes due 2029 (the “4.875% 2029 Exchange Notes” and together with the 4.625% 2029 Exchange Notes, the “Exchange Notes”) for an equal principal amount of unregistered 4.875% Senior Subordinated Notes due 2029 of TransDigm outstanding on the date hereof (the “4.875% 2029 Original Notes” and together with the 4.625% 2029 Original Notes, the “Original Notes”). The 4.625% 2029 Original Notes have been, and the 4.625% 2029 Exchange Notes will be, issued pursuant to an indenture, dated as of January 20, 2021 (the “4.625% 2029 Notes Indenture”), by and among TransDigm, Transdigm Group Incorporated, a Delaware corporation (“Holdings”), the Subsidiaries, and the other guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee. The 4.875% 2029 Original Notes have been, and the 4.875% 2029 Exchange Notes will be, issued pursuant to an indenture, dated as of April 21, 2021 (the “4.875% 2029 Notes Indenture” and together with the 4.625% 2029 Notes Indenture, the “Indentures”), by and among TransDigm, Holdings, the Subsidiaries, and the other guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee. The Original Notes are, and the Exchange Notes will be, guaranteed on a joint and several basis by the guarantors (including the Subsidiaries). Capitalized terms used

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August 10, 2021

herein and not separately defined shall have the meanings given to them in the Registration Statement.
A.    Documents and Matters Examined
In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of TransDigm, Holdings, and/or the Subsidiaries as we have considered necessary to provide a basis for the opinions expressed herein, including the following:
A-1    the Indentures;
A-2    the Articles of Incorporation, as amended, and Bylaws, as amended, of AvtechTyee, both as certified by the Secretary of AvtechTyee as in effect on the date hereof;
A-3    the Articles of Incorporation, as amended, and Restated Bylaws of Bridport, both as certified by the Secretary of Bridport as in effect on the date hereof;
A-4    the resolutions adopted by the Board of Directors of AvtechTyee on January 13, 2021 and April 11, 2021;
A-5    the resolutions adopted by the Board of Directors of Bridport on January 13, 2021 and April 11, 2021;
A-6    an Officer’s Certificate, as certified by the Secretary of Bridport, delivered to Perkins Coie LLP, dated as of the date hereof; and
A-7    an Officer’s Certificate, as certified by the Secretary of AvtechTyee, delivered to Perkins Coie LLP, dated as of the date hereof.
As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents, including the Certificate of Existence/Authorization of AvtechTyee, Inc. dated as of August 2, 2021 and issued by the Secretary of State of the State of Washington and the Certificate of Existence/Authorization of Bridport dated as of August 2, 2021 and issued by the Secretary of State of the State of Washington, and information provided in certificates of officers/representatives of TransDigm, Holdings, and the Subsidiaries (and all opinions based on these documents are as of the date of such documents and not as of the date of this opinion letter), and (b) the representations and warranties of TransDigm,

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August 10, 2021

Holdings, and the Subsidiaries in the Indenture and the Exchange Offer. We have not independently verified the facts so relied on.
B.    Assumptions
We have relied, without investigation, on the following assumptions:
B-1    Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals and all signatures on executed documents are genuine.
B-2    All individuals have sufficient legal capacity to perform their functions with respect to the Indentures and the Exchange Offer and the transactions contemplated by the Indentures and the Exchange Offer (the “Transactions”).
C.    Opinions
Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:
C-1    Each of AvtechTyee and Bridport is a corporation validly existing under Washington law.
C-2    As of the date of each of the Indentures, each of the Subsidiaries (a) had all necessary corporate power to execute and deliver each of the Indentures, and (b) as of the date hereof, has all necessary corporate power to perform its obligations under each of the Indentures.
C-3    The Indentures have been duly authorized by all necessary corporate action on the part of each of the Subsidiaries.
C-4    The execution and delivery of the 4.625% 2029 Notes Indenture on January 20, 2021 and the 4.875% 2029 Notes Indenture on April 21, 2021 by the Subsidiaries did not, and current performance of their obligations thereunder does not:
(a)    violate statutory laws that counsel exercising customary professional judgment would in our experience reasonably recognize as typically applicable to agreements similar to the Indenture and transactions similar to the Transactions; or

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(b)    violate such party’s Articles of Incorporation or Bylaws.
D.    Qualifications; Exclusions
D-1    Except to the extent expressly noted to the contrary in this opinion letter, we express no opinion as to the following matters, or the effect, if any, that they may have on the opinions expressed herein:
(a)    federal securities laws and regulations administered by the Securities and Exchange Commission, state “blue sky” laws and regulations, the Investment Company Act, the Trust Indenture Act, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;
(b)    the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any such statutes, ordinances, administrative decisions, rules or regulations;
(c)    fraudulent transfer and fraudulent conveyance laws; and
(d)    pension and employee benefit laws and regulations.
For purposes of expressing the opinions herein, (a) we have examined the laws of the State of Washington, (b) we have assumed that those laws govern the construction, interpretation and enforcement of the Indentures and the Exchange Offer, whether or not the Indentures or the Exchange Offer includes a choice of law provision stipulating the application of the laws of some other jurisdiction, and (c) our opinions are limited to such laws. We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.
The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred, including that we have performed any actions in order to provide the legal opinions and statements contained herein other than as expressly set forth, and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof (including changes in law or facts, or as to facts relating to prior events that are subsequently brought to our attention), or to consider their applicability or correctness as to persons or entities other than the addressees.

TransDigm Inc.
August 10, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, (the “Act”), or the related rules and regulations promulgated under the Act nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Act or the related rules and regulations promulgated thereunder. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.
Very truly yours,
/s/ PERKINS COIE LLP